                                                                    EXHIBIT 3.6
                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                   THE SOURCE INFORMATION MANAGEMENT COMPANY


HONORABLE REBECCA MCDOWELL COOK
SECRETARY OF STATE
STATE OF MISSOURI
JEFFERSON CITY, MISSOURI 65101

     Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:


                                   SECTION 1

     The present name of the Corporation is The Source Information Management Company. The name under which it was originally organized was Periodico, Inc.


                                   SECTION 2

     An amendment to the Corporation's Articles of Incorporation was adopted by the shareholders on March 30, 1999.


                                   SECTION 3

     Section (a) of Article Four of the Articles of Incorporation is amended to read as follows:

     (a) The aggregate number of shares of capital stock which the corporation shall have authority to issue is forty-two million (42,000,000), each having a par value of One Cent ($0.01) per share. Of such authorized shares, forty million (40,000,000) shares are hereby classified and designated as common stock and two million (2,000,000) are hereby classified and designed as preferred stock.


                                   SECTION 4

     All of the 12,168,299 common outstanding shares were entitled to vote on the foregoing amendment; 6,947,521 shares voted for said amendment, 179,964 shares voted against said amendment and 19,845 abstained from voting. The remaining 5,020,969 common shares were not represented at the meeting. Preferred shares have no voting rights.

                                   SECTION 5

     The Amendment changed the number of authorized shares having a par value to from 18,528,925 to 42,000,000.


                                   SECTION 6

     The Amendment did not provide for any exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the value of issued shares of that class.

     IN WITNESS WHEREOF, the undersigned, President, has executed this instrument and its Secretary has affixed its corporate seal hereto and attested said seal on the ______ day of April, 1999.



                                   THE SOURCE INFORMATION MANAGEMENT COMPANY



(Corporate Seal)                   By ______________________________________
                                        S. Leslie Flegel,
                                        Chief Executive Officer




Attest:



_______________________________
W. Brian Rodgers
Secretary

STATE OF MISSOURI   )
                    )SS
CITY OF ST. LOUIS   )


     I, _________________________, a Notary Public, do hereby certify that on the ____ day of April, 1999 personally appeared before me S. Leslie Flegel who, being by me first duly sworn, declared that he is the Chief Executive Officer of The Source Information Management Company, that he signed the foregoing document as Chief Executive Officer of the Corporation, and that the statements therein contained are true.



                                            ___________________________
                                            Notary Public


My commission expires:


                                       3